Exhibit 99.1
ANDRX CORPORATION REPORTS FINANCIAL RESULTS
FOR 2006 FIRST QUARTER
FORT LAUDERDALE, FLORIDA, May 4, 2006 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) today announced its financial results for the three months ended March 31, 2006 (the “2006 Quarter”), which are discussed more extensively in Andrx’s Form 10-Q for the 2006 Quarter (“March 2006 10-Q”) being filed today with the U.S. Securities and Exchange Commission (SEC). Andrx’s March 2006 Form 10-Q is available on the Company’s website at www.andrx.com (Investor Relations/SEC filings).
The following was extracted from our unaudited condensed consolidated statements of operations included in the March 2006 10-Q (in thousands, except per share amounts).

	Three Months Ended
	March 31,
	2006	2005
Total revenues	$241,429	$278,383

Loss before income taxes and cumulative effect of a change in accounting principle	$(18,435)	$(22,007)

Net (loss) income	$(11,306)	$35,337

(Loss) earnings per share
Basic	$(0.15)	$0.48
Diluted	$(0.15)	$0.48
On March 12, 2006, Andrx entered into an agreement and plan of merger with Watson whereby each share of its common stock outstanding immediately prior to the merger will be converted into $25.00 in cash. Consummation of the merger is subject to the satisfaction of certain customary closing conditions including, among others, (i) approval of the merger by Andrx’s stockholders, (ii) the expiration of the applicable waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, as amended, and (iii) no material adverse effect, as defined. Andrx filed its preliminary proxy statement seeking approval of the merger from its stockholders on April 28, 2006. The Company filed a notification and report form (HSR Notification) with the Department of Justice and the Federal Trade Commission (FTC) on March 31, 2006. Andrx and Watson received a second request for additional documentation from the FTC related to the HSR Notification on May 1, 2006.
Andrx Chief Executive Officer, Thomas P. Rice, said: “Over the past two years, we have continued to invest in and improve our quality and manufacturing processes and general operations to support long-term growth of the business, revenues and profits. Our process development, scale-up and manufacturing capabilities have improved significantly to support new, important products from our focused R&D efforts. Our results from operations during the last 18 months reflect the investments we continue to make in our systems, equipment and personnel. This foundation will facilitate our anticipated launch of new products, as well as improve the reliability of our current products. We have also invested in a variety of initiatives within our distribution business to pursue additional market share and improve our electronic ordering systems. These investments have strengthened Andrx for the years to come. Related to these long-term initiatives, our 2006 first quarter results of operations include a $4 million charge to amend our oral contraceptive marketing agreement with Teva. This amendment, among other things, now allows us to utilize contract manufacturers for our OC product line, which will result in significant savings in capital expenditures in the long term, but for the 2006 first quarter, resulted in a $16 million non-cash impairment charge to our future OC manufacturing facilities in Weston, Florida. In addition, the quarter’s results included $7 million in consulting fees related to improving our pharmaceutical operations.”

“On March 6, 2006, the FDA commenced a cGMP inspection of our Davie, Florida manufacturing facility and on April 18, 2006, the FDA issued a Form 483 List of Inspectional Observations consisting of nine observations. The Company is in the process of finalizing its response to the April 2006 Form 483 and its response will primarily address ongoing and planned improvements to enhance two quality systems. The Company believes it has already implemented responsive actions to certain observations in the April 2006 Form 483, it is in the process of addressing other observations and will address the remainder of the observations within a reasonable period of time.”
Mr. Rice continued, “Although our distribution business has not generated consistent sequential growth in revenues over the past two years due to price erosion outpacing new launches, the 2006 quarter was up modestly from the fourth quarter of 2005. The launch of generic Pravachol® early in the second quarter of 2006 and projected launch of generic Zocor® in June 2006, are expected to fuel growth in our distribution business.”
“We continue to work with Takeda on the commercialization of a combination product consisting of our approved 505(b)(2) new drug application (NDA) extended-release metformin and Takeda’s Actos®. In April, we were extremely pleased to announce that Takeda filed the NDA for this combination product, triggering the payment to Andrx of the third $10 million development milestone, which we have received. We anticipate the approval and launch of this product in 2007.”
Mr. Rice concluded, “We look forward to continued progress as we work toward successful completion of the merger with Watson. As a direct result of our merger activities, this quarter’s results of operations also include $3 million in merger expenses.”
Highlights for 2006 First Quarter
On a quarterly sequential basis, distributed products revenue increased by 2.3% to $159.1 million in the 2006 Quarter from $155.5 million for the 2005 fourth quarter. In the 2006 Quarter, gross margin on distributed products was 20.2% compared to 20.8% for the 2005 fourth quarter. In the 2006 Quarter, distributed products revenues decreased by $20.6 million from $179.7 million for the three months ended March 31, 2005 (2005 Quarter), due to overall price declines common to generic products, as well as our discontinuation in the 2005 third quarter of sales to most Internet pharmacies and certain pain clinics, and sales of certain brand products, partially offset by our participation in the distribution of new generic product introductions. Although revenues were lower in the 2006 Quarter compared to the 2005 Quarter, gross profit was generally flat at $32.2 million in the 2006 Quarter and $33.0 million in the 2005 Quarter, as gross margin increased to 20.2% in the 2006 Quarter from 18.4% in the 2005 Quarter.
After the disposition of our brand business in March 2005 through a sales and licensing transaction with First Horizon, Andrx products revenues exclude Altoprev® and Fortamet®. Our participation in the performance of these brand products is now included in licensing, royalties and other revenues. Sales of these products were $13.9 million in the 2005 Quarter and were included in Andrx brand product revenues. On a quarterly sequential basis, revenues from Andrx generic products decreased 7.3% to $68.5 million in the 2006 Quarter, from $73.9 million for the 2005 fourth quarter, primarily due to decreased sales of our generic versions of K-Dur® and OTC Claritin products, and Glucotrol XL®, supplied by Pfizer, partially offset by increased revenues from our Entex® product line. Andrx generic products revenues decreased 12.8% to $68.5 million in the 2006 Quarter, compared to $78.5 million in the 2005 Quarter. The decline is primarily due to decreased revenues from our generic versions of Glucophage®, Cardizem® CD, and OTC Claritin-D® 24, decreased revenues from Glucotrol XL, supplied by Pfizer, and decreased revenues from our Entex product line, partially offset by an increase in sales of generic Paxil®, supplied by Genpharm. Our generic business did not launch any significant products during the 2006 Quarter. In the 2006 Quarter, our generic products generated a gross loss of $3.5 million with a negative gross margin of 5.0%, compared to gross profit of $29.7 million with a gross margin of 37.8% in the 2005 Quarter. Other charges to cost of goods sold in the 2006 Quarter include, among other things, a $16.2 million impairment charge related to our future planned oral contraceptive facility and manufacturing equipment in Weston, Florida, and consulting fees of $7.4 million. In addition, of the $8.2 million in total cost of goods sold charges related to failed production in the 2006 Quarter, $7.1 million relates to the production of generic products.

In the 2006 Quarter, licensing, royalties and other revenues increased to $13.8 million, compared to $6.2 million in the 2005 Quarter primarily due to revenues from First Horizon related to our former brand products, which commenced in March 2005, partially offset by decreased revenues from Kremers Urban Development Company’s (KUDCo) sales of generic Prilosec® and no revenues from Ranbaxy Pharmaceuticals Inc.’s sales of generic Monopril-HCT®. Our profit participation under our agreements with KUDCo and Ranbaxy ceased in February 2006 and June 2005, respectively. On a quarterly sequential basis, licensing, royalties and other revenues decreased by $1.7 million from $15.6 million for the 2005 fourth quarter mainly due to a decrease in R&D services revenue, and lower revenues from both our participation in Mallinckrodt’s generic Anexsia® and KUDCo’s generic Prilosec, partially offset by increased revenues from First Horizon.
Selling, general and administrative expenses (SG&A) were $43.4 million for the 2006 Quarter, or 18.0% of total revenues, compared to $62.8 million, or 22.5% of total revenues for the 2005 Quarter. Excluding the brand business segment, SG&A expenses were $37.3 million for the 2005 Quarter. On a quarterly sequential basis, SG&A expenses increased by $11.0 million from $32.4 million for the 2005 fourth quarter, primarily due to a $4.0 million payment to Teva associated with the amendment of the oral contraceptives agreement and merger related expenses of $2.8 million.
Research and development expenses (R&D) were $13.6 million in the 2006 Quarter, compared to $12.1 million in the 2005 Quarter. On a quarterly sequential basis, R&D increased from $9.4 million for the 2005 fourth quarter. The 2006 Quarter includes $1.7 million associated with our 2006 arrangement with InvaGen Pharmaceuticals Inc. We did not submit any ANDAs in the 2006 Quarter.
For the 2006 Quarter, we generated an income tax benefit of $6.4 million, at the expected annual effective federal statutory rate of 35%. The effect of state income taxes was offset by our expected permanent items, which include the domestic manufacturing deduction resulting from the American Jobs Creation Act of 2004. For the three months ended March 31, 2005, we generated an income tax benefit of $57.3 million compared to an expected income tax benefit of $8.4 million at the expected 2005 annual effective tax rate of 38%, primarily due to the reversal of liabilities for uncertain tax positions and the benefit from the recognition of a net operating loss carryforward in the 2005 Quarter as a result of the IRS’s completion of its audit of our 2003 income tax return.
As of March 31, 2006, we had $374 million in cash, cash equivalents and total investments available for sale, and $543 million of working capital. Deferred revenues were $107 million, primarily related to cash received from our transactions with Takeda and First Horizon.
Capital expenditures were $6.1 million in the 2006 Quarter compared to $8.9 million for the 2005 Quarter, and $7.4 million for the 2005 fourth quarter. Capital expenditures for 2006 are currently estimated to be approximately $47 million.
Webcast
Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on May 5, 2006 at 8:00 am Eastern Time. This call is being webcast and can be accessed at Andrx’s website http://www.andrx.com. The webcast will be available for replay.
About Andrx Corporation
We are a pharmaceutical company that:
•	develops and commercializes generic versions of primarily controlled-release pharmaceutical products as well as oral contraceptives, and selective immediate-release products;

•	distributes pharmaceutical products, primarily generics, which have been commercialized by others, as well as our own, primarily to independent and chain pharmacies and physicians’ offices; and

•	develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations.
Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of Andrx that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, which sanctions, if any, FDA may seek in connection with its decision to place us in OAI status or after any current or future inspections, including without limitation sanctions relating to any failure to comply with cGMP requirements and if and when the “hold” on pharmaceutical product applications will be lifted; whether we will be able to satisfactorily resolve the FDA’s April 2006 483 — List of Inspectional Observations; our dependence on a relatively small number of products; the timing and scope of patents issued to our competitors; the timing and outcome of patent, class action, derivative and other litigation and future product launches; the submission of Citizen Petitions; whether we will be awarded any marketing exclusivity period and, if so, the precise dates thereof; whether we will forfeit our, or our partner’s, exclusivity or whether that exclusivity will expire before we enjoy a full 180-days of exclusivity; whether additional charges related to pre-launch inventory will be required; facilities impairment charges including, but not limited to, our North Carolina facility and our oral contraceptive facilities; government regulation generally; competition; manufacturing capacities; our ability to develop and successfully commercialize new products; active pharmaceutical ingredients (API) issues; the loss of revenues and profits from existing key products; increasing pricing pressures as a result of more competitors, including the launch of authorized generics into an exclusivity period; development and marketing expenses that may not result in commercially successful products; our inability to obtain, or the high cost of obtaining, licenses for third party technologies; our ability to meet the supply and manufacturing requirements of the First Horizon, L. Perrigo Company, Takeda or Teva Pharmaceuticals USA agreements; the fact that our generic products are sold to, among others, major wholesalers, with whom we compete in our distribution operations; the consolidation or loss of customers; our relationship with our suppliers and customers and their views, actions and reactions towards us following the announcement of our Watson transaction; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; our inability to obtain sufficient finished goods for distribution, supplies and/or API from key suppliers; the impact of sales allowances; product liability claims; rising costs and limited availability of product liability and other insurance; management changes and the potential loss of key personnel; failure to comply with environmental laws; the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals; our ability to commercialize all of our pre-launch inventory; business interruption due to hurricanes or other events outside of our control; and the completion of our merger with Watson Pharmaceuticals, Inc. Actual results may differ materially from those projected in a forward-looking statement. We are also subject to other risks detailed from time to time in our 2005 Annual Report on Form 10-K, or, from time to time in our other SEC filings. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our 2005 Annual Report on Form 10-K and in our other SEC filings.
Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as expressly required by law.
Additional Information and Where to Find It
This press release may be deemed to be solicitation material in respect of the proposed merger of Watson and Andrx. In connection with the proposed merger, Andrx intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”). In connection with the merger, on April 28, 2006, Andrx filed a preliminary proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF ANDRX ARE URGED TO READ ANDRX’S PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE. THE PRELIMINARY PROXY STATEMENT CONTAINS, AND THE DEFINITIVE PROXY STATEMENT WILL CONTAIN, IMPORTANT INFORMATION ABOUT ANDRX AND THE MERGER. The definitive proxy statement (when it becomes available) will be mailed to stockholders of Andrx. The preliminary proxy statement, the definitive proxy statement (when it becomes available) and other relevant materials (when they become available), and any other documents filed by Andrx with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed by Andrx with the SEC by directing a request to Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314, Attention: Investor Relations.

Participants in Solicitation
Andrx and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from its stockholders in favor of the merger. Information regarding Andrx’s directors and executive officers is available in Andrx’s annual report on Form 10-K/A for the year ended December 31, 2005, which was filed with the SEC on May 1, 2006. Additional information regarding the interests of such potential participants is included in the preliminary proxy statement referred to above, and will be included in the definitive proxy statement and the other relevant documents filed with the SEC when they become available.
This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

Contact:	Angelo C. Malahias, President and Chief Financial Officer or Allison Tomek, Manager, Investor Relations Tel: 954-382-7600

Andrx Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Distributed products	$159,091	$179,725
Andrx products	68,515	92,414
Licensing, royalties and other	13,823	6,244

Total revenues	241,429	278,383

Operating expenses:
Cost of goods sold	207,462	201,154
Selling, general and administrative	43,401	62,753
Research and development	13,570	12,111
Goodwill impairment charge	—	26,316

Total operating expenses	264,433	302,334

Loss from operations	(23,004)	(23,951)
Other income (expense):
Equity in earnings of unconsolidated joint ventures	676	1,024
Interest income	3,893	1,606
Interest expense	—	(686)

Loss before income taxes and cumulative effect of a change in accounting principle	(18,435)	(22,007)
Benefit for income taxes	(6,434)	(57,344)

(Loss) income before cumulative effect of a change in accounting principle	(12,001)	35,337
Cumulative effect of a change in accounting principle, net of income taxes of $408	695	—

Net (loss) income	$(11,306)	$35,337

(Loss) earnings before cumulative effect of a change in accounting principle per share:
Basic	$(0.16)	$0.48

Diluted	$(0.16)	$0.48

(Loss) earnings per share:
Basic	$(0.15)	$0.48

Diluted	$(0.15)	$0.48

Weighted average shares of common stock outstanding:
Basic	73,662	73,013

Diluted	73,662	73,590

Andrx Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,452	$34,066
Short-term investments available-for-sale, at market value	250,940	247,957
Accounts receivable, net of allowance for doubtful accounts of $3,776 and $3,624 at March 31, 2006 and December 31, 2005, respectively	137,473	148,186
Inventories	198,273	235,040
Deferred income tax assets, net	77,290	70,926
Prepaid and other current assets	21,606	15,152

Total current assets	724,034	751,327

Long-term investments available-for-sale, at market value	84,761	123,105
Property, plant and equipment, net	259,091	274,051
Goodwill	7,665	7,665
Other intangible assets, net	3,979	4,590
Other assets	9,977	10,178

Total assets	$1,089,507	$1,170,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,314	$169,664
Accrued expenses and other liabilities	97,826	91,146

Total current liabilities	181,140	260,810

Deferred income tax liabilities	32,831	33,702
Deferred revenue	107,343	99,494

Total liabilities	321,314	394,006

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock; $0.001 par value, 1,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.001 par value, 200,000 shares authorized; 73,775 and 73,567 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	74	74
Additional paid-in capital	520,316	532,376
Restricted stock units, net	—	(14,634)
Retained earnings	249,034	260,340
Accumulated other comprehensive loss, net of income tax benefit	(1,231)	(1,246)

Total stockholders’ equity	768,193	776,910

Total liabilities and stockholders’ equity	$1,089,507	$1,170,916

Andrx Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	2006	2005
Cash flows from operating activities:
Net (loss) income	$(11,306)	$35,337
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	8,382	8,442
Provision for doubtful accounts	659	198
Non-cash impairment charges	16,210	26,865
Non-cash shared-based compensation	997	549
Amortization of deferred revenue	(2,151)	(26)
Equity in earnings of unconsolidated joint ventures	(676)	(1,024)
Deferred income tax benefit	(7,651)	(25,176)
Change in liabilities for uncertain tax positions	(10)	(32,335)
Excess income tax benefit on shared-based awards	122	923
Cumulative effect of a change in accounting principle, net of income taxes of $408	(695)	—
Changes in operating assets and liabilities:
Accounts receivable	10,054	6,429
Inventories	36,767	28,138
Prepaid and other current assets	(6,454)	1,922
Other assets	104	(1,192)
Accounts payable	(86,350)	(5,711)
Accrued expenses and other liabilities	3,560	8,194
Deferred revenue	10,000	—

Net cash (used in) provided by operating activities	(28,438)	51,533

Cash flows from investing activities:
Purchases of investments available-for-sale	(117,872)	(118,039)
Maturities and sales of investments available-for-sale	153,256	46,935
Purchases of property, plant and equipment, net	(6,125)	(8,871)
Proceeds from the sale and licensing of assets and rights	—	50,000
Distributions from unconsolidated joint ventures	773	671
Refund of deposit for product rights	—	10,000

Net cash provided by (used in) investing activities	30,032	(19,304)

Cash flows from financing activities:
Proceeds from issuances of common stock in connection with exercises of stock options	2,532	1,880
Proceeds from issuances of common stock in connection with the employee stock purchase plan	189	297
Principal payments on capital lease obligations	—	(1,467)
Excess income tax benefit on shared-based awards	71	—

Net cash provided by financing activities	2,792	710

Net increase in cash and cash equivalents	4,386	32,939
Cash and cash equivalents, beginning of period	34,066	42,290

Cash and cash equivalents, end of period	$38,452	$75,229

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